Exhibit 4.24

Dated 25 June 2024

PYXIS TANKERS INC.
and

FUTUREBULK HOLDINGS INC.

JOINT VENTURE AGREEMENT

relating to
Accuship Maritime Ltd

WATSON FARLEY
&
WILLIAMS

Index

Schedules

Execution

THIS AGREEMENT is made on _____ June 2024

PARTIES

(1) **PYXIS TANKERS INC** a corporation incorporated in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands (the **Shareholder A**); and

(2) **FUTUREBULK HOLDINGS INC.**, a corporation incorporated in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands (the **Shareholder B**).

BACKGROUND

(A) Shareholder A and Shareholder B have subscribed for shares in Accuship Maritime Ltd, a corporation incorporated under the laws of the Marshall Islands with company number 125830 whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands and which has 500 registered shares of no par value common stock (the **JVC**).

(B) The JVC shall carry on the Business (as defined below) in accordance with the terms and conditions of this Agreement.

(C) The Shareholders shall exercise their rights in relation to the JVC in accordance with the terms and conditions of this Agreement.

OPERATIVE PROVISIONS

1 INTERPRETATION

1.1 The definitions and rules of interpretation in this clause apply in this Agreement.

Act means the Companies Act 2006.

Additional Capital Contributions has the meaning given in Clause 6 (*Finance for the JVC*).

Annual Financial Model has the meaning given in Clause 7 (*Annual Financial Model*).

Approved Auditor means each of PricewaterhouseCoopers, Grant Thornton LLP, Ernst & Young Global Limited, Deloitte Touche Tohmatsu Limited and KPMG International Limited or any other reputable, independent and first-class auditing company designated by Shareholder A acting at its sole discretion.

Anti-Bribery and Corruption Laws means all laws, rules and regulations from time to time, as amended, concerning or relating to bribery or corruption, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010.

Board means the board of directors of the JVC as constituted from time to time.

Business has the meaning given in Clause 2 (*Business of the JVC*).

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Greece, London and New York.

Completion means the completion of the formation of the JVC in accordance with Clause 3 (*Completion*).

Completion Date means the date on which the Conditions specified in Clause 4 (*Conditions*) are satisfied.

Conditions means the conditions set out in Clause 4 (*Conditions*).

Confidential Information has the meaning given in Clause 15 (*Confidentiality*).

Constitutional Documents means the new articles of incorporation and by-laws of the JVC in agreed form to be adopted on or prior to Completion as amended or superseded from time to time.

Deadlock Notice has the meaning given in Clause 11.2.

Director means a director of the JVC.

Electronic form has the meaning given in section 1168 of the Act.

Encumbrance includes any mortgage, charge (fixed or floating), pledge, lien, hypothecation, guarantee, trust, right of set-off or other third party right or interest (legal or equitable) including any assignment by way of security, reservation of title or other security interest of any kind, howsoever created or arising, or any other agreement or arrangement (including a sale and repurchase agreement) having similar effect.

Fair Market Value means the value of the Shares as determined in accordance with Clause 12 (*Valuation*).

Financial Year in relation to the JVC, means its accounting reference period of 12 months ending 31 December or such other date as the Board may determine in accordance with the constitutional documents of the JVC but, in the first year in which the JVC is formed, means the period starting with the day the JVC is formed and ending on 31 December 2024.

GAAP means the generally acceptable accounting principles in the United States of America.

G&A Services Agreement means an agreement between the JVC and PMC in relation to the accounting, financial and other general and administrative matters of the JVC, to be in substantially the same terms at the relevant agreement entered into between Shareholder A and PMC and providing for a daily fee payable to PMC in the amount of $150/day or such other amount agreed in accordance with the terms of this Agreement.

Group means in relation to a company, that company, any subsidiary or holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company; and each company in a Group is a member of the Group.

holding company has the meaning given in Clause 1.10.

Initial Capital Contributions has the meaning given in Clause 3 (*Completion*).

Insolvency Event means the occurrence of any of the following events in relation to a Shareholder:

(a) the passing of a resolution for the liquidation of the Shareholder other than a solvent liquidation for the purpose of the reconstruction or amalgamation of the Shareholder in which a new company assumes (and is capable of assuming) all the obligations of the Shareholder, provided that such reconstruction or amalgamation does not result in a transfer of the Shareholder's shares in the JVC to any person other than a Permitted Transferee; or

(b) the presentation at court by any competent person of a petition for the winding up of the Shareholder, and which has not been withdrawn or dismissed within 7 days of such presentation; or

(c) the issue at court by any competent person of a notice of intention to appoint an administrator to the Shareholder, a notice of appointment of an administrator to the Shareholder or an application for an administration order in respect of the Shareholder; or

(d) any step being taken by any person to appoint a receiver, administrative receiver or manager in respect of the whole or a substantial part of the assets or undertaking of the Shareholder; or

(e) the Shareholder entering into a composition or arrangement with any of its creditors; or

(f) the Shareholder being unable to pay its debts as they fall due; or

(g) any creditor taking any step to enforce any charge created over any shares held by the Shareholder in the JVC; or

(h) a process having been instituted that could lead to the Shareholder being dissolved and its assets being distributed among the Shareholder's creditors, Shareholders or other contributors; or

(i) the Shareholder ceasing to carry on its business or substantially all of its business; or

(j) in the case of the events set out in paragraphs (a) to (e) above, any competent person taking any analogous step in any jurisdiction in which the Shareholder carries on business.

Lender means Piraeus Bank S.A., a bank incorporated in the Hellenic Republic with Corporate Registration Number 157660660000 whose registered office is at 4, Amerikis Street, 105 64 Athens, Greece acting through its branch at 170 Alexandras Ave., 115 21 Athens, Greece.

Lender's Interest Rate means the rate per annum determined by the Lender pursuant to the Loan Agreement (as amended from time to time).

Loan Agreement means an agreement entered or to be entered into between the Subsidiary as borrower and the Lender as lender in respect of a secured term loan facility of up to US$16,500,000 and such expression shall include any new loan or credit facility secured on the Vessel entered into by the Subsidiary to refinance such loan facility or for any other purpose approved by the Board.

Management Agreement means, the agreement entered or to be entered into between the Subsidiary and the Manager in relation to the commercial, crewing and technical management of the Vessel in substantially the same form as the management agreement entered into by the Manager in relation to the commercial, crewing and technical management of other vessels.

Manager means Konkar Shipping Agencies, S.A. a corporation incorporated in Panama whose registered address is at Calle Aquilino de la Guardia No 8, PO 0823-02435, Panama, Republic of Panama, and having established an office in Greece at 59, K. Karamanli str. 15125, Maroussi, Greece.

MOA means the memorandum of agreement dated ______________ 2024 in respect of the Vessel made between the Sellers as sellers and the Subsidiary as buyer of the Vessel (and as the same may be further amended and/or supplemented from time to time).

Permitted Transfer means a transfer of shares made in accordance with Clause 10.3 (*Permitted Transfers*).

Permitted Transferee means in relation to a Shareholder, any affiliate of that Shareholder or any other member of the same Group as that Shareholder.

PMC means Pyxis Maritime Corp., a corporation incorporated in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands.

Relevant Proportion means, in relation to each Shareholder, the percentage which the number of Shares held by that Shareholder bears to the total number of Shares in issue at the relevant time (or, as the case may be, the total number of Shares held at the relevant time by all Shareholders in respect of whom the relevant percentage is to be calculated at the relevant time).

Reserved Matters means the matters listed in Schedule 1 (*Matters reserved for all Directors' approval*) or otherwise specified as such in this Agreement.

Sanctioned Person means a person:

(a) that is, or is owned or controlled by one or more persons that are listed on a Sanctions List, or are otherwise the target of any Applicable Sanctions;

(b) located in or organised under the laws of any jurisdiction that is targeted by Applicable Sanctions; or

(c) acting or purporting to act on behalf of any of the persons listed in paragraphs (a) and (b) above.

Sanctions means any financial, economic or trade sanctions, laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any Sanctions Authority.

Sanctions Authority means:

(a) the Security Council of the United Nations;

(b) the United States;

(c) the United Kingdom;

(d) the European Union;

(e) any country in which any of the Shareholders is registered; and

(f) the governments and official institutions or agencies of any of paragraphs (a) to (e) above, including without limitation the U.S. Office of Foreign Asset Control (**OFAC**), the U.S. Department of State, and His Majesty's Treasury (**HMT**).

Sanctions List means the Specially Designated Nationals and Blocked Persons list maintained by OFAC, the Consolidated List of Financial Sanctions Targets maintained by HMT, or any similar list maintained by, a Sanctions designation made by, a Sanctions Authority, each as amended, supplemented or substituted from time to time.

Sellers means Eightytwo Corp., a corporation incorporated in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands.

Shareholder A Director means Valentios Valentis and Konstantinos Lytras or any other director appointed to the Board by Shareholder A.

Shareholder B Director means Theodora Pikrou or any other director appointed to the Board by Shareholder B.

Shareholders means the holders of shares in the JVC.

Shares means the registered shares of no par value common stock in the capital of the JVC in issue from time to time.

SOFR means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

Subsidiary means Drythree Corp., a corporation duly incorporated in the Republic of the Marshall Islands having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960.

Third Party has the meaning given to it in Clause 10.2 (*Pre-emption of rights on transfer of shares*).

Vessel means the bulk carrier vessel with the name "KONKAR VENTURE" and IMO Number 9738052 built in 2015 at Jiangsu New Yangzi Shipbuilding Co. Ltd of China and which is registered in the ownership of the Sellers under the Marshall Islands flag and which is to be acquired by the JVC pursuant to the MOA and be registered in the ownership of the Subsidiary under the Marshall Islands flag.

1.2 Clause, Schedule and paragraph headings are for ease of reference only and are not to be used for the purposes of construction or interpretation of this Agreement.

1.3 Unless a contrary indication appears, reference to a clause or a Schedule is a reference to a clause of, or Schedule to, this Agreement. A reference to a paragraph is to a paragraph of the relevant Schedule.

1.4 The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.

1.5 A reference to **this Agreement** or to any **other agreement or document referred to in this Agreement** is a reference to this Agreement or such other document or agreement as amended or varied in accordance with its terms from time to time.

1.6 Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.7 Unless the context otherwise requires, a reference to one gender includes a reference to the other genders.

1.8 A **person** includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person's personal representatives, successors or permitted assigns.

1.9 A reference to a party shall include that party's personal representatives, successors and permitted assigns.

1.10 A reference to a **holding company** or a **subsidiary** means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Act and for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), a company shall be treated as a member of another company even if its shares in that other company are registered in the name of:

(a) another person (or its nominee), by way of security or in connection with the taking of security; or

(b) its nominee.

1.11 A reference to an **affiliate** means with respect to any person, any other person that directly or indirectly, (a) owns or controls the first Person, (b) is owned or controlled by the first Person or (c) is under common ownership or control with the first person:

1.12 A reference to **writing** or **written** includes faxes and emails.

1.13 Any words following the terms **including, include, in particular** or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.14 Where the context permits, **other** and **otherwise** are illustrative and shall not limit the sense of the words preceding them.

1.15 References to a document in **agreed form** are to that document in the form agreed by the parties and initialled by them or on their behalf for identification.

1.16 A reference to a provision of law is a reference to it as amended or re-enacted from time to time.

1.17 Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.18 Unless the context requires otherwise, words and expressions defined in the Constitutional Documents shall have the same meaning when used in this Agreement.

2 BUSINESS OF THE JVC

2.1 The business of the JVC and the Subsidiary is the acquisition and operation of the Vessel (the **Business**).

2.2 Each party shall use its reasonable endeavours to promote and develop the Business to the best advantage of the JVC.

3 COMPLETION

3.1 The JVC was incorporated on 9 May 2024 and the Shareholders have subscribed in the authorised shares of the JVC for their respective capital contributions (the **Initial Capital Contributions**) with the shareholding held by the respective Shareholders in the capital of the JVC in the following respective proportions:

Shareholder	Shareholding	Initial Capital Contribution
Shareholder A	300 common shares with no par value each (representing a 60% shareholding in the authorised and issued shares of the JVC)	US$7,320,000 and 267,857 shares of Shareholder A each with

		a value of $5,60 (i.e. total shares value in the amount of $1,500,000)
Shareholder B	200 common shares with no par value each (representing a 40% shareholding in the authorised and issued shares of the JVC)	US$5,880,000
Total	500 shares with no par value each	US$14,700,000

3.2 All of the authorised registered shares of the Subsidiary have been issued in the name of the JVC.

3.3 On the Completion Date the parties shall procure that such shareholder and board meetings of the JVC are held as may be necessary to:

(a) appoint one of the Approved Auditors as the auditors of the JVC;

(b) resolve that the JVC's Financial Year shall end on 31 December in each year; and

(c) adopt the Annual Financial Model for the Financial Year in which the JVC is formed.

3.4 Payment of the Initial Capital Contributions shall be made by electronic transfer to the designated account of the JVC on or prior to the Completion Date.

3.5 The parties waive, or agree to procure the waiver of, any rights or restrictions which may exist in the Constitutional Documents of the JVC or otherwise which may prevent the allotment and issue of the shares in the JVC pursuant to Clause 3.1.

3.6 The proceeds of the Initial Capital Contributions referred to in Clause 3.1 above will be used to assist the Subsidiary to:

(a) pay the purchase price (other than the part financed by the Loan Agreement) for the acquisition of the Vessel pursuant to the MOA; and

(b) pay any transaction fees and expenses related to the Loan Agreement and other working capital purposes,

and any such part of the Initial Capital Contributions provided to the Subsidiary will be deemed to have been made by the JVC in the form of a capital contribution to the Subsidiary.

4 CONDITIONS

4.1 On the date of signing this Agreement, the parties shall provide the following:

(a) A copy of the constitutional documents of each Shareholder.

(b) A copy of a resolution of the board of directors of each Shareholder:

(c) approving the terms of, and the transactions contemplated by this Agreement and resolving that it executes this Agreement; and

(d) authorising a specified person or persons to execute this Agreement and any other documents and notices to be signed and/or despatched by it under, or in connection with, this Agreement.

(e) An original of the power of attorney of each Shareholder authorising a specified person or persons to execute this Agreement.

(f) If required by relevant laws, a copy of a resolution signed by the holder of the issued shares in each Shareholder, approving the terms of, and the transactions contemplated by, this Agreement.

(g) Such other due diligence documentation in respect of each Shareholder as each party to this Agreement may reasonably require in order to complete the relevant due diligence checks to its satisfaction.

(h) A duly executed original of this Agreement.

(i) Evidence of payment by each Shareholder of its respective Initial Capital Contribution to the designated account of the JVC.

4.2 Completion is conditional on the satisfaction or waiver of the following Conditions:

(a) Duly executed originals of any documents required to give effect to the application of the Initial Capital Contributions accordance with Clause 3 (*Completion*), together with evidence that each has become unconditional (save in relation to any condition in this Clause 4 (*Conditions*) making completion of that agreement conditional upon completion of this Agreement) and not having been terminated in accordance with its terms.

(b) Evidence that each Shareholder and, if applicable, the JVC has obtained the required corporate and regulatory approvals or any other third-party consents in relation to the transactions contemplated by this Agreement.

(c) No person having threatened or commenced any proceedings to prohibit or otherwise challenge the transactions contemplated by this Agreement.

4.3 Each Shareholder shall use all reasonable endeavours to procure that the Conditions are satisfied as soon as practicable and in any event no later ten (10) days following the date of this Agreement.

4.4 A Condition may only be waived by all parties in writing.

4.5 If at any time any party becomes aware of a fact or circumstance that might prevent a Condition being satisfied, it shall immediately inform the other parties.

4.6 If the Conditions have not been satisfied or waived by the Completion Date, this agreement shall cease to have effect immediately after that time on that date except for:

(a) Clause 1 (*Interpretation*);

(b) Clause 15 (*Confidentiality*);

(c) Clause 17 (*Assignment*);

(d) Clause 18 (*Entire Agreement*);

(e) Clause 19 (*Variation and Waiver*);

(f) Clause 21 (*Costs*);

(g) Clause 22 (*No Partnership*);

(h) Clause 23 (*Notices*);

(i) Clause 24 (*Severance*);

(j) Clause 26 (*Language*);

(k) Clause 29 (*Governing Law and Jurisdiction*); and

(l) any rights, remedies, obligations or liabilities that have accrued under this agreement.

5 DIRECTORS AND MANAGEMENT

5.1 Board of Directors

(a) Subject to the provisions of this Agreement and applicable law, the Board has responsibility for the supervision and management of the JVC and its Business. All matters relating to the management of the JVC and its Business shall, save to the extent delegated by the Board, be referred to, and approved by, the Board.

(b) Save for the Reserved Matters, the Board shall delegate certain powers, authorities and responsibilities (a) related to the commercial, crewing and technical management of the Vessel to the Manager pursuant to the Management Agreement and (b) related to accounting, financial, general and administrative matters of the JVC to PMC pursuant to the G&A Services Agreement and the Board shall be responsible for ensuring that the Manager and PMC exercise their powers in accordance with the Annual Financial Model, this Agreement, the Management Agreement and the G&A Services Agreement as appropriate and any further instructions of the Board from time to time.

(c) Unless the Shareholders otherwise unanimously agree, the Board will be comprised of three (3) directors, and shall be made up of two (2) Shareholder A Directors and one (1) Shareholder B Director.

(d) Save for the Reserved Matters, matters of business arising at any meeting of the Board shall be decided by a majority of votes where each director shall be entitled to one vote.

(e) Matters of business arising at any meeting of the Board in respect of any Reserved Matter shall be decided by a unanimous vote of all directors.

(f) The quorum at any meeting of the Board (including adjourned meetings) shall be two (2) directors, of which at least one shall be a Shareholder A Director and one a Shareholder B Director.

(g) No business shall be conducted at any meeting of directors unless a quorum is present at the beginning of the meeting and at the time when there is to be voting on any business.

(h) If a quorum is not present within 30 minutes of the time specified for the relevant meeting in the notice of the meeting, then the meeting will be adjourned for one (1) Business Day at the same time and place.

(i) A Shareholder may appoint a director, and remove a director whom it appointed, by giving notice in writing to the JVC and to the director being removed. The appointment or removal takes effect on the date on which the notice is received by the JVC or, if a later date is given in the notice, on that date.

(j) A Shareholder removing a director shall indemnify and keep indemnified the JVC against any claim connected with such director's removal from office.

(k) Meetings of the Board (or any committee thereof) shall be held at such times and at such places as the Board (or any committee thereof) shall determine. A director may summon a meeting of the Board at any time. Not less than two (2) Business Days' notice (or such other period of notice as may be agreed from time to time by all the directors) of each meeting of the Board (or any committee thereof) specifying the date, time and place of the meeting and the business to be transacted thereat shall be given to all directors.

(l) Any of the directors may participate in a meeting of the directors by telephone or web conference, provided that such director is able to speak to each of the other directors present at such meeting and to be heard by each of the others simultaneously. Any director taking part in such a conference shall be deemed to be present in person at the meeting and shall be entitled to vote and/or be counted in a quorum accordingly.

(m) All relevant papers for meetings of the Board will be sent to each director (and any proxies) prior to the relevant meeting and minutes of all such meetings will be sent to each director as soon as practicable after the holding of the relevant meeting.

(n) All directors shall be entitled to be repaid any reasonable travelling expenses and other expenses reasonably incurred in respect of attending and returning from meetings of the Board or general meetings of the JVC. For the avoidance of doubt, no director shall be entitled to any fee or other remuneration in respect of their office as director (including in respect of attendance at any such meetings).

(o) A resolution in writing signed by all of the directors shall be as valid and effectual as if it has been a resolution passed at a meeting of the Board duly convened and held. For the purposes of this clause "in writing" and "signed" include approval by email copies of written and signed resolutions.

5.2 The Subsidiary

The Board shall procure that the Subsidiary:

(a) shall be managed by its directors and officers in accordance with the directions and instructions of the Board in accordance with the Annual Financial Model and the provisions of this Agreement and applicable law; and

(b) will not carry out any matter and/or action which constitutes a "Reserved Matter" in relation to the Subsidiary without the consent of the JVC (to be provided pursuant to a unanimous vote of all directors of the JVC).

6 FINANCE FOR THE JVC

6.1 The Shareholders anticipate that following the Initial Capital Contributions the JVC will be sufficiently capitalised in accordance with the Annual Financial Model for the Financial Year in which the JVC is formed.

6.2 Each Shareholder agrees that, if required in order to implement and meet the costs of the Annual Financial Model of the JVC for the Financial Year in which the JVC is formed or for any subsequent Financial Year it shall provide additional equity support to the JVC (the **Additional Contributions**) and such Additional Contributions shall be made available by the Shareholders to the JVC in the Relevant Proportions and in the most tax efficient way.

6.3 The approval by the JVC of the subscription by the Shareholders to additional shares including for the purpose of making the Additional Contributions funding of the JVC shall constitute a "Reserved Matter" requiring the unanimous approval of all directors.

6.4 If one of the Shareholders doesn't provide their portion of the Additional Contributions (the **Non-Paying Shareholder**), the other Shareholder may cover the Non-Paying Shareholder's portion of Additional Contributions, by providing an interest-bearing shareholder loan to the JVC in an amount equal to the Non-Paying Shareholder's portion of the Additional Contributions (the **Loan**) subject to the terms and conditions agreed between the Shareholders and the rate of interest on the Loan shall be the percentage rate per annum which is the aggregate of the Lender's Interest Rate and 3.00 per cent. per annum.

7 ANNUAL FINANCIAL MODEL

7.1 The Annual Financial Model is an annual financial model for the JVC prepared by PMC and it shall include in relation to the Financial Year to which it relates:

(a) a financial model with the estimated results for the JVC for the next Financial Year which will be updated in each financial quarter of the then current Financial Year to reflect the actual year-to-date results with a roll-forward forecast period of at least one year;

(b) a financial report which shall include a variance analysis of the actual vis-à-vis the estimated results of the JVC for the immediately preceding financial quarter of the JVC; and

(c) any other management report prepared by PMC in the ordinary course of business.

7.2 The Annual Financial Model for the Financial Year in which the JVC is formed shall be in agreed form and adopted by the parties at Completion.

7.3 The Annual Financial Model for every other Financial Year shall be:

(a) prepared by PMC by the end of the first financial quarter of the JVC; and

(b) adopted and approved by the Board by agreement in writing by the end of the first financial quarter of the JVC.

8 ACCOUNTING AND OTHER INFORMATION

8.1 The Board shall decide from time to time in their absolute discretion whether and when funds are required (and, if so, the amounts thereof) by the JVC.

8.2 With the exception of the Loan Agreement and unless otherwise approved by the Board, all funds (other than Shareholders' equity) which may be required by the JVC for its general working capital purposes, capital expenditures or drydocking costs and expenses or otherwise shall be financed subject to Clauses 5.1(e) and 6 (*Finance for the JVC*) either by way of an Additional Contribution or a Loan (as defined in Clause 6.4).

8.3 The Board shall decide upon the appointment and removal of an Approved Auditor as the auditor of the JVC from time to time.

8.4 The Board shall cause to be prepared in accordance with GAAP and delivered to the Shareholders:

(a) within one hundred and eighty (180) days after the end of each Financial Year of the JVC or, if earlier, as required under the Loan Agreement, annual audited financial statements of the JVC for that Financial Year (starting with the Financial Year ending on 31 December 2024); and

(b) such other financial statements as may be required from time to time in accordance with applicable laws and regulations.

8.5 Each Shareholder shall be entitled:

(a) at any time during normal business hours to inspect the accounts, books and records of the JVC and to make copies and extracts therefrom; and

(b) to be supplied by the JVC on demand with all such information relating to the business and affairs thereof as may reasonably be required.

8.6 The Shareholders agree that all cheques and similar instruments drawn by the JVC shall be signed by such authorised signatories as may be nominated by the Board and all bank accounts of the JVC shall be operated on such terms as are approved by the Board (and which may be delegated to the Manager pursuant to the Management Agreement and/or PMC pursuant to the G&A Services Agreement as appropriate).

9 DIVIDEND POLICY

Subject to the full repayment of any outstanding indebtedness owed by the JVC to the Shareholders or any of them and compliance with any covenants given by the JVC pursuant to the Loan Agreement, the Board shall declare and distribute to the Shareholders, by way of dividend, such of its profits as are determined by the Board to be available for distribution in accordance with applicable laws. The declaration and distribution of dividends to the Shareholders shall constitute a "Reserved Matter" requiring the unanimous approval of all directors.

10 TRANSFER OF SHARES

10.1 General

(a) No Shareholder shall create any Encumbrance over or give any person any rights in or over any Share or interest in any Share in the JVC at any time other than for the purposes, and in accordance with the terms, of the Loan Agreement.

(b) A Shareholder may transfer or otherwise dispose of all (but not less than all) of its Shares in the JVC subject to the provisions of this Agreement and the Loan Agreement.

(c) Any transfer or purported transfer shall be void and of no effect whatsoever and the parties shall procure that the Board shall not register the same if:

(i) the intended transferee of the Shares is a Sanctioned Person; or

(ii) such transfer is not made in accordance with the provisions of this Clause 10 (*Transfer of Shares*) and 11 (*Deadlock Resolution*).

(d) In the event of a transfer of shares to be made under this Clause 10 (*Transfer of Shares*) or in accordance with Clause 11 (*Deadlock Resolution*):

(i) Each Shareholder undertakes (in respect of the Shares that it holds) to give, and to use its reasonable efforts to procure that shareholders in its Group give, the approvals required for any transfer of shares made in accordance with this Agreement.

(ii) The share transfer will be deemed to include a warranty that the transferor sells the shares with full title guarantee.

(iii) The parties will procure that no transfer of shares will be registered by the Board and/or the applicable officers of the JVC unless:

(A) if following such transfer there shall be more than 3 shareholders of the JVC, such shareholders agree to amend this Agreement (including Clauses 5, 10 and 11) to give effect to any revised commercial terms between such shareholders; and

(B) the transferee of such shares has otherwise executed and delivered deed of adherence in a form reasonably satisfactory to the parties to be bound by the terms of this Agreement prior to such transfer becoming effective;

(iv) The parties shall ensure that the directors or officers of the JVC record the transfer of any Shares transferred in the share register of the JVC.

(v) The Shareholder selling its Shares shall deliver to the relevant transferee(s) a duly executed instrument of transfer in respect of the certificate(s) representing the Shares transferred (if any) as required under the laws of the jurisdiction of incorporation of the JVC.

(vi) The relevant transferee(s) shall deliver to the Shareholder selling its Shares the consideration for such Shares on the terms specified in Clause 10.2 (*Pre-emption rights on transfer of shares*).

(vii) The Shareholder selling its Shares shall pay all amounts owed by it to the JVC.

(viii) The parties shall do all such other things and execute such other agreements and documents as may reasonably be required to give effect to the sale and purchase of the relevant Shares.

(ix) Subject to payment by the relevant transferee(s) of any relevant stamp duties, the relevant transferee(s) shall be noted as holder of the Shares and a share certificate in respect thereof shall be delivered to them.

(x) Except in the event of a transfer of shares made to a Permitted Transferee:

(A) the parties will procure that the JVC will repay any loans made to it by the Shareholder selling its Shares (together with any interest accrued on such loans) and the parties will use their best endeavours to procure that the Shareholder selling its shares is released from any guarantees, security arrangements and other obligations that it has given in respect of the JVC and its Business (including under the Loan Agreement); and

(B) the Shareholder selling its Shares will deliver to the JVC the resignations of any directors and officers appointed by the Shareholder selling its shares acknowledging that they have no claims against the JVC, to take effect at completion of the transfer of the shares.

(e) For the avoidance of doubt, if any Shareholder shall purport to deal with any of its Shares or any legal or beneficial interest therein in contravention of the provisions of this Agreement or the Loan Agreement, then such act shall constitute a material breach to which Clause 10.4 (*Compulsory Transfers*) shall apply.

10.2 Pre-emption rights on transfer of shares

(a) If a Shareholder (the **Selling Shareholder**) wishes at any time or from time to time to transfer all or any of its Shares (the **Offered Shares**) to an identified reputable third party company (the **Third Party**) from which a *bona fide* offer in cash or other relevant consideration (including, without limitation, shares, notes, etc.) has been received, then the Selling Shareholder shall first deliver a written notice (**Notice of Sale**) to the other Shareholder (the **Continuing Shareholder**) of their intention to sell the Offered Shares. A Notice of Sale shall name the Third Party as proposed transferee(s), specify the price offered by the Third Party per Offered Share (the **Share Price**), the identity of the Third Party the terms of payment and such other information that is relevant, and shall have attached thereto, if relevant, a copy of the bona fide arm's length offer (a **Bona Fide Offer**) made by the Third Party in respect of the Offered Shares.

(b) In response to any Notice of Sale, the Continuing Shareholder must exercise one of the following options (an **Election**), which must be communicated to the Selling Shareholder within 10 Business Days of the date of receipt of the Notice of Sale (an **Acceptance Period**) or a longer period which shall be agreed mutually by the Selling Shareholder and the Continuing Shareholder, the request of which shall not be unreasonably withheld:

(i) to refuse the transfer to the Third Party and purchase the Offered Shares itself at the price offered by the Third Party under the Bona Fide Offer and otherwise on terms no less favourable to the Continuing Shareholder than those constituting the Bona Fide Offer (save that the Selling Shareholder shall not be required to give any warranties or indemnities to the Continuing Shareholder). The right of first refusal contained in this Clause 10.2(b)(i) in relation to any Notice of Sale shall be exercised within the relevant Acceptance Period, during which the Continuing Shareholder, if they wish to acquire the Offered Shares, must deliver to the Selling Shareholder written notice of the Continuing Shareholder's election to purchase the Offered Shares; or

(ii) to consent to the transfer of the Offered Shares to the Third Party on the terms of the Bona Fide Offer, without any conditions; or

(iii) to consent to the transfer of the Offered Shares to the Third Party on the terms of the Bona Fide Offer but on the condition that (i) such Third Party also purchases the Continuing Shareholder's Shares on the same terms and conditions as the Bona Fide Offer or (ii) if such Third Party does not wish to purchase the Continuing Shareholder's Shares, the Offered Shares are purchased by the Third Party from both Shareholders at their Relevant Proportion.

(c) If the Continuing Shareholder fails to give notice to the Selling Shareholder of their Election within the Acceptance Period, they will be deemed to have consented to a transfer under Clause 10.2(b)(ii).

(d) If an Election under Clause 10.2(b)(i) is made within the Acceptance Period in respect of all of the Offered Shares, the Continuing Shareholder shall be obliged to purchase, and the Selling Shareholder shall be obliged to sell to the Continuing Shareholder the Offered Shares on the terms specified in Clause 10.2 (*Pre-emption rights on transfer of shares*) within 45 Business Days of the date of the Election.

(e) If an Election is made under Clause 10.2(b)(ii), the Selling Shareholder shall have the right to sell the Offered Shares only to such identified Third Party within a period of 20 Business Days from the date of receipt of the notice from the Continuing Shareholder on terms no more favourable for the Third Party than the terms of the Bona Fide Offer.

(f) If an Election is made under Clause 10.2(b)(ii) and:

(g) the Selling Shareholder holds more than 50% of the total share capital of the JVC and wishes to sell all of their shares; and

(h) the Third Party wishes to acquire all of the shares in the JVC,

the Selling Shareholder, has the right to compel the Continuing Shareholder to sell to the Third Party their Shares on the same terms and conditions as the Bona Fide Offer.

10.3 Permitted Transfers

(a) A Shareholder may at any time transfer all (but not some only) of its shares in the JVC to a Permitted Transferee without being required to follow the steps set out in Clause 10.2 (*Pre-emption rights on transfer of shares*) above, subject to that Shareholder guaranteeing the obligations and liabilities of that Permitted Transferee under this Agreement in a manner acceptable to the other Shareholders.

(b) A Shareholder holding shares in the JVC as a result of a Permitted Transfer made under the provisions of this Agreement may at any time transfer all (but not some only) of its shares back to the Shareholder from whom it received those shares or to another Permitted Transferee of such Shareholder, without being required to follow the steps set out in Clause 10.2 (*Pre-emption rights on transfer of shares*) above.

(c) If a Permitted Transfer has been made to a Permitted Transferee, that Permitted Transferee will within five (5) Business Days of ceasing to be a member of the Group transfer all of the shares in the JVC held by it to:

(i) the Shareholder from whom it received those shares; or

(ii) another Permitted Transferee of that Shareholder,

(which in either case is not in liquidation), without any price or other restriction. If the Permitted Transferee fails to make a transfer in accordance with this Clause 10.3(c), a Notice of Sale will be deemed to have been given in respect of such shares on the expiry of the period set out in this Clause 10.3(c).

10.4 Compulsory Transfers

(a) A default event will be deemed to have occurred in relation to a Shareholder (the **Defaulting Shareholder**) upon the occurrence of any of the following events (each a **Default Event**):

(i) an Insolvency Event occurs in relation to that Shareholder; or

(ii) the Shareholder committing a material breach of this Agreement which if capable of remedy has not been so remedied within 30 Business Days of the other Shareholder (the **Continuing Shareholder**) requiring such remedy.

(b) If a Default Event occurs, the Continuing Shareholder, shall elect within 10 Business Days of becoming aware of the occurrence of the Default Event, whether:

(i) the Continuing Shareholder shall give a Notice of Sale to the Defaulting Shareholder pursuant to which the Defaulting Shareholder shall purchase the shares of the Continuing Shareholder for a purchase price equal to the Fair Market Value of such Offered Shares; or

(ii) the Defaulting Shareholder shall be deemed to have given a Notice of Sale to the Continuing Shareholder pursuant to which the Defaulting Shareholder shall sell its shares to the Continuing Shareholder for a purchase price equal to the aggregate Fair Market Value of such Offered Shares minus a 10 per cent. discount per Offered Share.

(c) Pending completion of Clause 10.4(b)(i) or 10.4(b)(ii) as the case may be, the Defaulting Shareholder:

(i) shall not have any voting rights in relation to its Shares; and

(ii) the director(s) appointed by the Defaulting Shareholder shall not be able to participate in the meetings of the Board, shall not be required for the purposes of adopting any resolution (including in relation to any Reserved Matter) or for the purposes of any meeting to be quorate.

11 DEADLOCK RESOLUTION

11.1 There is a deadlock if a resolution to approve a Reserved Matter is not passed as a result of a failure to achieve unanimity of the Board, and any of the Shareholders serves notice on the other Shareholders requiring the particular matter to be considered again at a special meeting of the Board (to be held no earlier than ten (10) Business Days following the date of the notice of the special meeting), and at such meeting the resolution is again not passed due to a failure to achieve unanimity (a **Deadlock**);

11.2 Any Shareholder may within 10 business days of the meeting at which the Deadlock arises serve notice on the other Shareholder (**Deadlock Notice**):

(a) stating that in its opinion a deadlock has occurred; and

(b) identifying the matter giving rise to the deadlock.

11.3 In the event that a Deadlock Notice is served, a Shareholder shall have the right to serve a notice to the other Shareholder of its intention to acquire the shares of the other Shareholder at a price equal to the Fair Market Value of such shares. Within five (5) Business Days of receipt of an offer notice, the recipient Shareholder will be entitled to serve a counter-offer to the other Shareholder pursuant to which a higher price per share is stipulated at which that Shareholder is willing to acquire the shares of the other Shareholder. If no counter-offer is received to any offer or counter-offer within five (5) Business Days, the latest (highest) offer will be deemed to have been accepted on that date, in which case the Parties will procure that the shares of the selling Shareholder are sold to the acquiring Shareholder within twenty (20) Business Days following the date on which the offer or counter-offer (as the case may be) has been accepted or deemed accepted.

11.4 The Parties will procure that any shares to be transferred pursuant to this Clause 11 (*Deadlock Resolution*) are transferred in accordance with Clause 10.1(d).

12 VALUATION

12.1 The Fair Market Value for any shares shall be the price per share determined as follows:

(a) on the basis of the net asset value of the JVC as shown in the most recent financial statements of the JVC prepared in accordance with Clause 8.4;

(b) by adjusting such net asset value to take into account:

(i) any material financial transaction that the JVC and/or the Subsidiary has entered into after the period relating to the financial statements under Clause 12.1(a) above;

(ii) the current market value of the Vessel determined:

(A) by two independent valuers/shipbrokers (which shall be two of the valuers/shipbrokers approved under the Loan Agreement);

(B) as at that date on which the Fair Market Value needs to be determined for the purposes of this Agreement;

(C) without physical inspection of the Vessel; and

(D) on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, taking into account the value of any long-term charter commitment of the Vessel.

(c) without any premium or discount being attributable to the percentage of the issued share capital of the JVC which they represent or for the rights or restrictions applying to the shares;

(d) on the assumptions that:

(i) if the JVC and/or the Subsidiary is then carrying on business as a going concern, that it will continue to do so;

(ii) that the sale is to be on arms' length terms between a willing seller and a willing buyer; and

(iii) the shares are sold free of all Encumbrances.

12.2 If the parties cannot agree to the Fair Market Value of the shares in accordance with Clause 12.1 within 15 calendar days from the date on which such Fair Market Value needs to be determined for the purposes of this Agreement, they shall appoint an Approved Auditor to determine such Fair Market Value in accordance with Clause 12.1. The parties are entitled to make submissions to the Approved Auditor and shall provide (or procure that the JVC provides) the Approved Auditor with such assistance and documents as the Approved Auditor reasonably requires for the purpose of reaching a decision, subject to the Approved Auditor agreeing to give such confidentiality undertakings as the parties may reasonably require.

12.3 To the extent not provided for by this clause, an Approved Auditor may, in its reasonable discretion, determine such other procedures to assist with the valuation as they consider just or appropriate.

12.4 An Approved Auditor's written determination shall be final and binding on the parties in the absence of manifest error or fraud.

12.5 The costs of obtaining an Approved Auditor's valuation shall be borne by the parties in their Relevant Proportions.

13 TERMINATION AND LIQUIDATION

13.1 Subject to Clause 13.2, this Agreement shall terminate:

(a) when the JVC has only one Shareholder; or

(b) the Vessel is sold or otherwise disposed of; or

(c) by mutual agreement of the Shareholders; or

(d) when a resolution is passed by shareholders or creditors, or an order is made by a court or other competent body or person instituting a process that shall lead to the JVC being wound up and its assets being distributed among the JVC's creditors, shareholders or other contributors.

13.2 The following provisions of this Agreement remain in full force after termination:

(a) Clause 1 (*Interpretation*);

(b) this Clause 13 (*Termination and Liquidation*);

(c) Clause 15 (*Confidentiality*);

(d) Clause 17 (*Assignment*);

(e) Clause 18 (*Entire Agreement*);

(f) Clause 19 (*Variation and Waiver*);

(g) Clause 21 (*Costs*);

(h) Clause 22 (*No Partnership*);

(i) Clause 23 (*Notices*);

(j) Clause 24 (*Severance*);

(k) Clause 26 (*Language*); and

(l) Clause 29 (*Governing Law and Jurisdiction*).

13.3 Termination of this Agreement shall not affect the accrued rights, remedies, obligations or liabilities of the parties existing at termination including the right to claim damages in respect of any breach of the Agreement which existed at or before the date of termination.

13.4 Where, following an event referred to in Clause 13.1(d), the JVC is to be wound up and its assets distributed, the Board shall agree a suitable basis for dealing with the interests and assets of the JVC and shall endeavour to ensure that, before dissolution:

(a) all existing contracts of the JVC are performed to the extent that there are sufficient resources;

(b) the JVC shall not enter into any new contractual obligations; and

(c) the JVC's assets are distributed as soon as practical to the Shareholders in accordance with their Relevant Proportion.

13.5 Where any party is required by any law, regulation or governmental or regulatory authority to retain any proprietary or other information (or copies of such information) of the other party or the JVC, it shall notify the other party in writing of such retention giving details of the information that it has been required to retain.

14 STATUS OF THE AGREEMENT

14.1 Each party shall, to the extent that it is able to do so, exercise all its voting rights and other powers in relation to the JVC to procure that the provisions of this Agreement are properly and promptly observed and given full force and effect according to the spirit and intention of the Agreement.

14.2 If any provision in the Constitutional Documents conflicts with any provision of this Agreement, this Agreement shall prevail as between the parties.

14.3 The parties shall, when necessary, exercise their powers of voting and any other rights and powers they have to amend, waive or suspend a conflicting provision in the Constitutional Documents to the extent necessary to permit the JVC and its Business to be administered as provided in this Agreement.

15 CONFIDENTIALITY

15.1 In this clause, **Confidential Information** means any information which:

(a) any party may have or acquire (whether before or after the date of this Agreement) in relation to the customers, suppliers, business, assets or affairs of the JVC (including, without limitation, any information provided pursuant to Clause 8 (*Accounting and Other Information*)); or

(b) any party or any member of its Group may have or acquire (whether before or after the date of this Agreement) in relation to the customers, suppliers, business, assets or affairs of the other party or any member of the other party's Group, as a consequence of the negotiations relating to this agreement or any other agreement or document referred to in this agreement or the performance of the agreement or any other agreement or document referred to in this Agreement; or

(c) relates to the contents of this Agreement (or any agreement or arrangement entered into pursuant to this Agreement),

but excludes the information in Clause 15.2.

15.2 Information is not Confidential Information if:

(a) it is or becomes public knowledge other than as a direct or indirect result of the information being disclosed in breach of this Agreement; or

(b) any party can establish to the reasonable satisfaction of the other party that it found out the information from a source not connected with the other party or its Group and that the source is not under any obligation of confidence in respect of the information; or

(c) any party can establish to the reasonable satisfaction of the other party that the information was known to the first party before the date of this Agreement and that it was not under any obligation of confidence in respect of the information; or

(d) the parties agree in writing that it is not confidential.

15.3 Each party shall at all times keep confidential (and ensure that its employees, agents, subsidiaries, and the employees and agents of such subsidiaries, and the JVC shall keep confidential) any Confidential Information and shall not use such Confidential Information except for the purpose of exercising or performing its rights and obligations under this Agreement, and shall not disclose such Confidential Information except:

(a) to another member of its Group, as the case may be, or to a party's professional advisers where such disclosure is for a purpose related to the operation of this Agreement; or

(b) with the written consent of such of the JVC or the party or any member of its Group that the information relates to; or

(c) as may be required by law or by the rules of any recognised stock exchange (including without limitation NASDAQ or the New York Stock Exchange), or governmental or other regulatory authority, including without limitation the U.S. Securities and Exchange Commission and the Financial Industry Regulatory Authority or by a court or other authority of competent jurisdiction, provided that, to the extent it is legally permitted to do so, it gives the other party as much notice of such disclosure as possible; or

(d) a party may, provided it has reasonable grounds to believe that the other party is involved in activity that may constitute a criminal offence under any Anti-Bribery and Corruption Laws,

disclose Confidential Information to the applicable regulatory authorities without first informing the other party of such disclosure; or

(e) to any tax authority to the extent reasonably required for the purposes of the tax affairs of the party concerned or any member of its Group; or

(f) if the information comes within the public domain (otherwise than as a result of the breach of this Clause 15.3).

15.4 Each party shall inform (and shall use all reasonable endeavours to procure that any subsidiary and the JVC shall inform) any officer, employee or agent or any professional adviser advising it in relation to the matters referred to in this Agreement, or to whom it provides Confidential Information, that such information is confidential and shall require them:

(a) to keep it confidential; and

(b) not to disclose it to any third party (other than those persons to whom it has already been disclosed in accordance with the terms of this Agreement).

15.5 Upon termination of this Agreement, any party may demand from the other and the JVC the return of any documents containing Confidential Information in relation to the first party by notice in writing whereupon the other party shall (and shall use all reasonable endeavours to ensure that its subsidiaries, and its officers and employees and those of its subsidiaries and the JVC shall):

(a) return such documents; and

(b) destroy any copies of such documents and any other document or other record reproducing, containing or made from or with reference to the Confidential Information,

save, in each case, for any submission to or filings with governmental, tax or regulatory authorities. Such return or destruction shall take place as soon as practicable after the receipt of any such notice.

15.6 The obligations of each of the parties in this Clause 15 (*Confidentiality*) shall continue to apply after termination of this Agreement for any cause.

16 FURTHER ASSURANCE

Without prejudice to Clause 3 (*Completion*), each party shall (and will use all reasonable endeavours to procure that any relevant third party will) promptly execute and deliver such documents, perform such acts and do such things, as the other party may reasonably require from time to time for the purpose of giving full effect to this Agreement, including without limitation any required amendment to the constitutional documents of the JVC or any subsidiary.

17 ASSIGNMENT

17.1 This Agreement is personal to the parties and no party shall assign, transfer, mortgage, charge, sub-contract or deal in any other manner with any or all of its rights and obligations under this Agreement (or any other document referred to in it) without the prior written consent of the other party or as otherwise expressly permitted by this Agreement.

17.2 Each party confirms that it is acting on its own behalf.

18 ENTIRE AGREEMENT

18.1 This agreement (together with any documents referred to in it) constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, arrangements and understandings between them, whether oral or written, relating to their subject matter.

18.2 Each party acknowledges that in entering into this Agreement (and any documents referred to in it), it does not rely on, and shall have no remedies in respect of, any representation or warranty (whether made innocently or negligently) that is not set out in this Agreement or those documents.

18.3 Nothing in this clause shall limit or exclude any liability for fraud.

19 VARIATION AND WAIVER

19.1 No variation of this agreement shall be effective unless it is in writing and signed by or on behalf of all parties.

19.2 A waiver of any right or remedy under this Agreement is only effective if it is given in writing and is signed by the person waiving such right or remedy. Any such waiver shall apply only to the person to whom the waiver is addressed and to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.

19.3 A failure or delay by a person to exercise any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy.

19.4 No single or partial exercise of any right or remedy provided under this Agreement or by law shall preclude or restrict the further exercise of that or any other right or remedy.

19.5 A person that waives any right or remedy provided under this Agreement or by law in relation to one person, or takes or fails to take any action against that person, does not affect its rights or remedies in relation to any other person.

20 RIGHTS AND REMEDIES

20.1 The rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

20.2 Without prejudice to any other rights or remedies that a Party may have, each Party acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of Clause 15 (*Confidentiality*) by that Party. Accordingly, the other Party will be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of Clause 15 (*Confidentiality*) of this Agreement.

21 COSTS

Except as expressly provided in this Agreement, each party shall pay its Relevant Proportion of the costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement (and any documents referred to in it).

22 NO PARTNERSHIP

Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership between the parties or constitute any party the agent of another party.

23 NOTICES

23.1 A notice given to a party under this Agreement:

(a) shall be in writing in the English language (or be accompanied by an accurate translation into English);

(b) shall be signed by or on behalf of the party giving it;

(c) shall be sent to the relevant party for the attention of the contact and to the address or email address specified in Clause 23.2, or such other address, email address or person as that party may notify to the other in accordance with the provisions of this Clause 23 (*Notices*); and

(d) shall be sent by a method listed in Clause 23.4;

23.2 The addresses, email addresses and contacts for service of notices are:

(a) Shareholder A Contact Details

address:	K. Karamanli 59, Maroussi 15125, Greece
for the attention of:	Kostantinos Lytras
email address:	klytras@pyxistankers.com

(b) Shareholder B Contact Details

address:	c/o Konkar Shipping Agencies, S.A. K. Karamanli 59, Maroussi 15125, Greece
for the attention of:	the management
email address:	fin@konkar.gr

23.3 A party may change its details for service of notices as specified in Clause 23.2 by giving notice in writing to the other party. Any change notified pursuant to this clause shall take effect at 9.00 am on the later of:

(a) the date (if any) specified in the notice as the effective date for the change; or

(b) five Business Days after deemed receipt of the notice of change.

23.4 This Clause 23.4 sets out the delivery methods for sending a notice to a Party under this Agreement and, for each delivery method, the date and time when the notice is deemed to have been received:

(a) if delivered by hand or international courier, at the time the notice is left at the address; and

(b) if sent by email, at the time of transmission.

23.5 If deemed receipt under Clause 23.4 would occur outside Usual Business Hours, the notice will be deemed to have been received when Usual Business Hours next recommence. For the purposes of this clause, "**Usual Business Hours**" means 9.00 am to 5.30 pm local time on any day which is not a Saturday, Sunday or public holiday in the place of receipt of the notice (which, in the case of service of a notice by email will be deemed to be the same place as is specified for service of notices on the relevant party by hand or post).

24 SEVERANCE

If any court or competent authority finds that any provision of this Agreement (or part of any provision) is void, invalid, illegal or unenforceable, that provision (or part-provision) shall, to the extent required, be deemed to be deleted, and the validity and enforceability of the other provisions of this Agreement (and, as the case may be, the remainder of the relevant provision) shall not be affected.

25 THIRD PARTY RIGHTS

25.1 This Agreement does not give rise to rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

25.2 The rights of the parties to terminate, rescind or agree any amendment, variation, waiver or settlement under this Agreement are not subject to the consent of any person that is not a party to the Agreement.

26 LANGUAGE

If this Agreement is translated into any language other than English, the English language text shall prevail.

27 COUNTERPARTS

27.1 This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

27.2 No counterpart shall be effective until each party has executed at least one counterpart.

28 ANTI-CORRUPTION AND SANCTIONS

28.1 Each of the Shareholders represents and warrants to the other that:

(a) it, its affiliates and, to the best of its knowledge, their respective directors, officers, employees and agents are in compliance in all respects with all applicable Sanctions;

(b) neither it, its Affiliates nor, to the best of its knowledge, any of their respective directors, officers, employees or agents is a Sanctioned Person, is owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Sanctioned Person or otherwise owns or controls a Sanctioned Person;

(c) acting for its own account and the performance and discharge of the obligations and liabilities under this Agreement will not involve or lead to contravention of any law, official, requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of the Directive 2015/849/EC of the European Parliament and of the Council of the European Union of 20 May 2015).

(d) neither it, its affiliates nor, to the best of its knowledge, any of their respective directors or officers have made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly in violation of any laws, regulations, rules, decrees and/or official government orders (including the U.S. Foreign Corrupt Practices Act, as amended ("FCPA")) to (i) any foreign official (as such term is defined in the FCPA) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a governmental authority or (ii) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, in the case of both (i) and (ii) above in order to assist it to obtain or retain business for, or direct business to themselves or their respective affiliates, as applicable.

(e) neither it, its affiliates nor, to the best of its knowledge, any of their respective directors or officers has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any applicable law, rule or regulation;

(f) the execution, delivery and performance of this Agreement and the consummation of any transaction contemplated by thereby will not result in any violation by it, its affiliates or, to the best of its knowledge, their respective directors or officers, of any of the Sanctions or Anti-Bribery and Corruption Laws applicable to them.

(g) it and its affiliates have conducted their businesses in compliance with Sanctions and Anti-Bribery and Corruption Laws and have instituted, maintained and will maintain in place policies and procedures designed to promote and achieve compliance with such laws;

(h) none of its officers, employees or other persons associated with such party have been convicted of any offence involving bribery, corruption, fraud or dishonesty; and

(i) no officer, director, shareholder, employee or agent of each party is a Foreign Official as such term is defined in the UK Bribery Act 2010 or the US Foreign Corrupt Practices Act 1977.

28.2 Each of the Shareholders hereby undertakes to the other that:

(a) it and its affiliates will comply with all Anti-Bribery and Corruption Laws and it will take no action that would subject the other to fines or penalties under such laws, regulations, rules or requirements;

(b) it and its affiliates will comply in all respects with all applicable Sanctions;

(c) neither it nor its affiliates will be a Sanctioned Person;

(d) neither it nor its affiliates shall use any revenue or benefit derived from any activity or dealing with any Sanctioned Person or in contravention of Sanctions in discharging any obligation under this Agreement or any transactions contemplated herein;

(e) it shall indemnify the other party against any losses (excluding however any indirect, special or consequential loss suffered by the other party, including without limitation, any loss of profit, loss of business, loss of revenue, loss of anticipated savings, diminution of value or loss of agreements or loss of goodwill), liabilities, damages, costs (including but not limited to legal fees) and expenses incurred by, or awarded against, such party as a result of any breach of this Clause 28 (*Anti-Corruption and Sanctions*);

(f) from time to time, at the reasonable request of the other party, it will confirm in writing that it has complied with its undertakings under this clause and will provide any information reasonably requested by the other party in support of such compliance; and,

(g) it shall promptly notify the other party if, at any time during the term of this Agreement, its circumstances, knowledge or awareness changes such that it would not be in compliance with its undertakings under this clause.

28.3 For the avoidance of doubt any breach of this Clause 28 (*Anti-Corruption and Sanctions*) shall constitute a material breach to which Clause 10.4 (*Compulsory Transfers*) shall apply. If any party terminates this Agreement for breach of this Clause 28 (*Anti-Corruption and Sanctions*), the party in breach of this Clause 28 (*Anti-Corruption and Sanctions*) shall not be entitled to claim compensation or any further remuneration, regardless of any activities or agreements with additional third parties entered into before such termination. Regardless of any other provision in this Agreement, each party shall not be obligated to do, or omit to do, any act which would, in its reasonable opinion, put it in breach of any of the representations and undertakings in this Clause 28 (*Anti-Corruption and Sanctions*).

29 GOVERNING LAW AND JURISDICTION

29.1 This Agreement and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

29.2 Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the London Court of International Arbitration ("**LCIA**") Rules, which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be three. The seat, or legal place, of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English. Nothing in this Clause 29.2 or the LCIA Rules shall preclude any of the parties from petitioning a court of competent jurisdiction for emergency or injunctive relief.

THIS AGREEMENT has been entered into on the date stated at the beginning of it.

SCHEDULE 1
MATTERS RESERVED FOR ALL DIRECTORS' APPROVAL

1 Altering in any respect the Constitutional Documents or the rights attaching to any of the shares in the JVC or the Subsidiary.

2 Increasing or reducing the amount of the JVC's authorised or issued share capital, granting any option to subscribe or other interest (in the form of convertible securities or in any other form) over or in its share capital, redeeming or purchasing any of its own shares except (i) as provided in this Agreement, (ii) as required under Clause 6.3 for the continuation of the JVC's Business or (iii) as required by applicable law.

3 Declaring and distributing to the Shareholders, by way of dividend, such of the JVC's profits as are determined by the Board to be available for distribution in accordance with applicable laws.

4 Changing the nature or scope of the JVC's Business.

5 Merging with any other company or business undertaking, making a demerger, spin-off or other type of reorganisation of the JVC or any subsidiary or affiliate which would negatively impact the economic interests and/or governance rights of each Shareholder in each relevant entity.

6 Selling, transferring or otherwise disposing the Vessel or any shares in the Subsidiary.

7 Making or agreeing to make any amendment in any respect of the G&A Services Agreement.

8 Permitting the Subsidiary to make or agree to any amendment in any respect of the Management Agreement.

9 Permitting the Subsidiary to make or agree to a material amendment of the Loan Agreement provided that for the purposes of this paragraph 7, a material amendment will include (without limitation) granting additional security and/or guarantees, amending the calculation of the applicable interest rate, amending the repayment schedule and extending or reducing the maturity date.

10 Entering by the JVC or the Subsidiary into any new loan or credit facility including for the purpose of prepaying any existing indebtedness under the Loan Agreement and re-financing the Vessel.

11 Entering into any arrangement, contract or transaction with any Shareholder or their affiliates, except loans from the Shareholders and or their affiliates, provided that such loans are entered into in accordance with this Agreement.

EXECUTION PAGE

EXECUTED as a **DEED** by)
VALENTIOS VALENTIS)
as President)
for and on behalf of)
PYXIS TANKERS INC.)
in the presence of:)

KONSTANTINOS LYTRAS
KARAMANLI 59, MAROUSSI

EXECUTED as a **DEED** by)
VALENTIOS VALENTIS)
as President)
for and on behalf of)
FUTUREBULK HOLDINGS INC.)
in the presence of:)

KONSTANTINOS LYTRAS
KARAMANLI 59, MAROUSSI